Exhibit 3

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is by and between the THOMAS E. TAPLIN MARITAL TRUST (“Seller” or “Trust”) and BRITTON T TAPLIN REVOCABLE TRUST, and THE SANDY TRUST u/a dated 7-24-1998 (f/b/o FRANK F. TAPLIN) (each a “Buyer” and collectively, “Buyers”).

Seller owns a 98.71% membership interest (such interest, the “LLC Interest”) in Abigail II, LLC, a Colorado limited liability company (“LLC”).

Seller desires to sell a part of its LLC Interest to Buyers and Buyers desire to purchase that part of the LLC Interest in equal proportions, at the current fair market value of each such separate interest, as set forth herein; and Seller wishes to fully divest itself of and retain no interest in the LLC Interest to be purchased by Buyers.

The governing documents of the Trust are (a) the Supplemental Trust Agreement dated January 24, 2003, as amended by (b) the Second Supplemental Trust Agreement dated September 22, 2004 (collectively, the “Trust Agreement”). Paragraph 9(a), clause (iv) of the Trust Agreement provides that the Trustees may sell any portion of the Trust property as the Trustees shall determine. Under Paragraph 9(f), clause (iv) of the Trust Agreement, the undersigned, as the individual Trustee of the Trust, has the right to direct the manner in which this sale authority is to be exercised.

The parties hereby enter into this Agreement to set forth their mutual promises and understandings.

ARTICLE I

PURCHASE AND PRICE

Section 1.1 Purchase Price. Seller shall sell and Buyers shall each purchase the following percentage amounts of the LLC (collectively, the “Purchased Interests”) from the Seller’s 98.71% membership interest in the LLC (leaving Seller with an 10.00% membership interest), for a price equal the fair market value of such percentage amounts (the “Purchase Price”), as follows:

Buyer	Purchased Interest	Purchase Price
Britton T. Taplin Revocable Trust The Sandy Trust (f/b/o Frank F. Taplin)	44.355% 44.355%	$6,822,339.00 $6,822,339.00

Section 1.2 Adjustment of Purchase Price. Notwithstanding the provisions of Section 1.1, the Purchase Price with respect to each Buyer’s Purchased Interest shall be subject to the following additional conditions:

A. Appraisal Adjustment. The parties have engaged a qualified appraiser to prepare an appraisal of the Purchased Interests (the “Appraisal”) by which they may confirm the appropriateness of the Purchase Price on the effective date of this Agreement. If the fair market value of a Purchased Interest established under the Appraisal (the “Appraisal Price”) is greater or less than the Purchase Price, the difference shall be delivered as follows: (i) if the Purchase Price is less than the Appraisal Price, Buyer shall deliver to Seller an amount equal to the excess of the Appraisal Price over the Purchase Price (the “Additional Payment Amount”); or (ii) if the Purchase Price is greater than the Appraisal Price, Seller shall deliver to Buyer Transferee an amount equal to the excess of the Purchase Price over the Appraisal Price (the “Return Amount”).

B. Post-Appraisal Adjustment. If at any time any governmental agency, including the Internal Revenue Service, or a court of competent jurisdiction determines that the fair market value of a Purchased Interest, as finally determined for federal gift tax purposes as of the date of this Agreement, (the “Finally Determined Price”) is greater or less than the Appraisal Price, then the difference shall be delivered as follows: (i) if the Appraisal Price is less than the Finally Determined Price, Buyer shall deliver to Seller an amount equal to the excess of the Finally Determined Price over the Appraisal Price (the “Final Additional Payment Amount”); or if the Appraisal Price is greater than the Finally Determined Price, Seller shall deliver to Buyer an amount equal to the excess of the Appraisal Price over the Finally Determined Price (the “Final Return Amount”).

C. Effectuation of Adjustments. The delivery of an amount due under paragraph A or B or this Section 1.2 shall be effected as follows:

(i) In the event of an Additional Payment Amount or a Final Additional Payment Amount, either (a) a cash payment of the additional amount due to Seller, or (b) a modification of the Promissory Note to Seller under Article II to reflect the additional principal amount due, as elected in Seller’s sole discretion. In addition to the payment or Promissory Note modification under the immediately preceding sentence, Seller shall make a cash payment of the interest accruing on the additional amount due pursuant to the terms of the Promissory Note from the date of this Agreement to the date that the payment is made.

(ii) In the event of a Return Amount or a Final Return Amount, either (a) a cash payment of the amount to be returned to Buyer, or (b) a modification of the Promissory Note to Seller under Article II to reflect the reduced principal amount due, as elected in Buyer’s sole discretion. In addition to the payment or Promissory Note modification under the immediately preceding sentence, Seller shall make a cash repayment to Buyer of any interest previously paid by Buyer, together with interest on such repayment amount from the date of such prior interest payment(s) through the date of such repayment at the rate provided under the Promissory Note.

The parties shall take all steps required to effectuate the delivery required under this paragraph C within 30 days following notice of the Appraisal Price or the Finally Determined Price, as the case may be.

ARTICLE II

PAYMENT TERMS AND CONDITIONS

The Purchase Price paid by each Buyer shall be made by a promissory note for each Buyer under the terms and conditions as set forth in Exhibit A - Promissory Note. Each Buyer shall provide a security interest in the LLC interest purchased under an agreement in the form as set forth in Exhibit B - Security Agreement.

ARTICLE III

WAIVER OF LLC SALE RESTRICTION

The LLC operating agreement provides in Section 9.4 thereof that a sale of an ownership interest from one LLC member to another LLC member cannot be made without first offering such interest to the non-selling members. The parties hereto constitute all of the LLC members and they hereby waive the provisions of Section 9.4 of the LLC operating agreement as well as any other provision of the LLC operating agreement that might restrict or affect the sale and purchase under this Agreement.

ARTICLE IV

CLOSING

The term “closing” shall refer to both the date and time of the sale, purchase, and deliveries required to consummate the transactions contemplated by this Agreement. The closing shall occur at the time, or as soon as possible after (but as of the date that) this Agreement has been executed by all of the parties. The closing shall take place at such date, time, and place as the Seller’s individual co-trustee determines, with notice to the co-trustees of each Buyer.

ARTICLE V

TRANSFER OF LLC INTERESTS

At closing, an Assignment from the Seller to the Buyers, in the form set forth in Exhibit C - Assignment, shall be executed by the Seller. A copy of this Agreement, the Assignment, each promissory note, and each security agreement (each as fully executed) shall be delivered to the LLC and each co-trustee of Seller and each Buyer, and the originals shall be delivered to the bank co-trustee of the Seller.

If a Buyer is not in default in any of the payments under that Buyer’s promissory note, that Buyer shall be entitled to vote the LLC membership interests purchased hereunder and to receive any distributions payable thereon . In the event of default on the payment of principal or interest by that Buyer, Seller (or its legal representatives) may seek any remedy available under the applicable security agreement, including (but not limited to) notifying the LLC of the default and directing the LLC to make subsequent distributions to Seller up to the amount in default, and/or causing the membership interests serving as security (or the appropriate portion thereof) to be transferred to Seller on the books of the LLC to cure all or part of the default.

Upon payment of the last installment (or the remaining balance) of the Purchase Price by a Buyer, the original promissory note held by Seller shall be marked “PAID” and delivered to that Buyer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of Seller. Seller makes the following representations and warranties, to the best of Seller’s knowledge and understanding, each of which are being relied on by each Buyer.

A. Title. Seller is the sole owner of the LLC membership interests purchased pursuant to this Agreement, and all such interests have been validly issued and are fully paid and nonassessable. No other person or entity has any claim on or right to receive any of such membership interests, and Seller has the full right to convey good and unencumbered title to each Buyer.

B. No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated will result in any violation of or be in conflict with any contract or other instrument to which Seller is a party, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

C. No Litigation or Adverse Events. There is no litigation, proceeding, arbitration or investigation pending or threatened which might result in any material adverse change in the Seller’s LLC membership interests or which questions the validity of this Agreement. Seller has no knowledge of any grounds upon which any such litigation, arbitration, proceedings or investigation could be based.

Section 6.2 Representations and Warranties of Each Buyer: Each Buyer makes the following representations and warranties, to the best of each Buyer’s knowledge and understanding, each of which are being relied on by Seller:

A. Knowledge. Buyer is familiar with the general nature of the activities carried on by the LLC.

B. No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated will result in any violation of or be in conflict with any contract or other instrument to which Buyer is a party, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

C. No Litigation or Adverse Events. There is no litigation, proceeding, arbitration or investigation pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant to or in connection with the provisions of this

Agreement. Buyer has no knowledge of any grounds upon which any such litigation, arbitration, proceedings or investigation could be based.

ARTICLE VII

NO SELLER OR LLC LIABILITIES ASSUMED

It is understood and agreed that in connection with and/or as a result of the consummation of the contemplated transactions, each Buyer takes and assumes the LLC membership interests purchased hereunder subject to no liabilities, liens, encumbrances, liabilities, or obligations of the Seller or the LLC of whatsoever kind or nature. Such nonassumption shall, among other things, be covered in the indemnification set forth below. Seller shall not indicate to anyone at any time that a Buyer’s responsibilities include any assumption of or taking the LLC membership interests subject to any of Seller’s or LLC’s liabilities or obligations.

ARTICLE VIII

EXPENSES

The parties shall pay their own expenses incident to this Agreement and the transactions contemplated, including, but not in limitation, all fees of their counsel and accountants, respectively, whether or not such transactions are consummated.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification of Buyers. Seller agrees to indemnify each Buyer against, and hold Buyer harmless from, any loss, liability, damage or expense suffered or incurred by Buyer because of any misrepresentation or breach of representation, warranty, agreement or undertaking contained in this Agreement, or because of any breach of covenant. This indemnification shall include, but not be limited to, all reasonable costs and expenses (including reasonable attorney’s fees) incurred by Buyer in connection with any action, suit, proceeding, claim, assessment, arbitration proceeding or judgment resulting from any such false representation or warranty or from such breach. To the extent that any portion of the contemplated transaction is finally determined to constitute a gift for federal gift tax purposes, Seller holds Buyers harmless with regard to such gift tax liability, and shall seek no additional compensation or reimbursement for any gift tax payable by any third party.

Section 9.2 Indemnification of Seller. Each Buyer agrees to indemnify Seller against, and hold Seller harmless from, any loss, liability, damage or expense suffered or incurred by Seller because of any misrepresentation or breach of representation, warranty, agreement or undertaking contained in this Agreement, or if any document furnished pursuant to this Agreement is false, or because of any breach of covenant. This indemnification shall include, but not be limited to, all reasonable costs and expenses (including reasonable attorney’s fees) incurred by Seller in connection with any action, suit, proceeding, claim, assessment, arbitration proceeding or judgment resulting from any such false representation or warranty or from such breach.

ARTICLE X

GENERAL MATTERS

Section 10.1 Ohio Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Ohio.

Section 10.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 10.3 Binding Effect. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors or assigns. The parties agree to do any and all things necessary to effectuate the purposes of this Agreement.

Section 10.4 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained in this Agreement shall survive the closing.

Section 10.5 Construction. Throughout this Agreement, the singular shall include the plural; the plural shall include the singular; and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 10.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 10.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

Section 10.8 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by all of the parties to this Agreement.

Section 10.9 Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior or contemporaneous understandings, negotiations or discussions, whether oral or written.

Section 10.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall together constitute one and the same instrument. Signatures transmitted by facsimile or electronic transmission shall be binding as if they were original signatures.

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Signatures are to be provided on the following page or counterparts.]

The parties hereby execute this Agreement on the date(s) set forth below, effective on the last date signed:

SELLER:

THOMAS E. TAPLIN MARITAL TRUST

By:		/s/ Beatrice B. Taplin	11-12-2020
		BEATRICE B. TAPLIN, Co-Trustee	Date

By: PNC BANK, N.A., Co-Trustee

By		/s/ Michael A. Simmons	11-20-2020
		Name: Michael A. Simmons	Date
Title: Vice President

BUYERS:

BRITTON T. TAPLIN REVOCABLE TRUST

By:		/s/ Britton T. Taplin	11-12-2020
		BRITTON T. TAPLIN, Co-Trustee	Date

By:		PNC BANK, N.A., Co-Trustee

	By	/s/ Michael A. Simmons	11-20-2020
		Name: Michael A. Simmons	Date
Title: Vice President

THE SANDY TRUST u/a dated 7-24-1998

By:		/s/ Frank F. Taplin	11-13-2020
		FRANK F. TAPLIN, Trustee	Date

CONSENT

As a non-Member of, but an economic interest owner in, Abigail II LLC, the undersigned hereby consents to the terms of the above agreement and the assignment of membership interests provided for therein.

THEODORE D. TAPLIN REVOCABLE TRUST

By:	/s/ Britton T. Taplin	11-12-2020
	BRITTON T. TAPLIN, Trustee	Date

EXHIBIT A - PROMISSORY NOTE

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EXHIBIT B - SECURITY AGREEMENT

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EXHIBIT C - ASSIGNMENT

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